Registration Statement No. 333-__________
Filed with the Securities and Exchange Commission on April 14, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RIVERSOURCE LIFE INSURANCE COMPANY
(Exact Name of Registrant as specified in charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0823832 (I.R.S. Employer Identification No.)
70100 Ameriprise Financial Center
Minneapolis, MN 55474
(800) 862-7919
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole D. Wood
RiverSource Life Insurance Company
50605 Ameriprise Financial Center
Minneapolis, Minnesota 55474
(612) 678-5337
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of the Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Prospectus
May 1, 2025
RiverSource®
Guaranteed Term Annuity
Group and Individual Market Value Annuity Contracts
Issued by:	RiverSource Life Insurance Company (RiverSource Life)
70100 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-862-7919 (Service Center) ameriprise.com/variableannuities RiverSource Account MGA
RiverSource Life Insurance Company (RiverSource Life) issues this annuity and offers it in two ways:
•
A Group Market Value Annuity Contract, and
•
Individual Market Value Annuity Contracts.
New Group Market Value Annuity Contracts and Individual Market Value Annuity Contracts are not currently being offered. Existing contracts are available for renewal.
If you choose not to hold these securities until the end of a guarantee period, they may be subject to a substantial surrender charge or market value adjustment. As a result, you could get less than your purchase payment back.
Interest rates for renewal guarantee periods may be higher or lower than the previous guaranteed interest rate. The minimum guaranteed renewal interest rate is 3%. RiverSource Life guarantees this rate.
A discussion of risk factors associated with the contract begins on page 4 of the prospectus.
The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.
The principal underwriter of the Contract is RiverSource Distributors, Inc. The offering of the contract is intended to be continuous.
RiverSource Life has not authorized any person to give any information or to make any representations regarding the contract other than those contained in this prospectus. Do not rely on any such information or representations.

RiverSource Guaranteed Term Annuity — Prospectus 1

2 RiverSource Guaranteed Term Annuity — Prospectus

The Guaranteed Term Annuity in Brief
The following summary is not a complete description of your contract. For more complete information, you must read the entire prospectus. You can find more information about a topic in the summary by turning to the discussion beginning at the page listed after that topic in the summary.
Contracts: We no longer offer new contracts. However, you have the option to renew existing contracts.
Most annuities have a tax-deferred feature. So do many retirement plans under the Code including 403(b) plans. As a result, when you use a qualified annuity to fund a retirement plan that is tax-deferred, this contract will not provide any necessary or additional tax deferral beyond what is provided in that retirement plan. Some employers may permit you to deposit your contributions into other investments such as mutual funds. If such investments are available to you, before enrolling under the contract, you should consider features other than tax deferral that may help you reach your retirement goals. In addition, the Code subjects retirement plans to required withdrawals triggered at a certain age. These mandatory withdrawals are called required minimum distributions (“RMDs”). RMDs may reduce the value of certain death benefits and optional riders (see “Taxes — Qualified Annuities — Required Minimum Distributions”). You should consult your tax advisor before you purchase the contract as a qualified annuity for an explanation of the tax implications to you.
These market value annuity contracts have a guaranteed interest rate that we credit to the purchase payment when it is held to the end of the guarantee period (the renewal date). If you make a full or partial surrender or transfer of contract value from a guarantee period or you elect an annuity payout plan (“annuitize”) while you have contract value invested in a guarantee period before the renewal date, we will apply a market value adjustment. We refer to these transactions as “early surrenders.” Surrenders may also be subject to a surrender charge, if applicable. Therefore, you should consider your liquidity needs before you select a guarantee period.
Guarantee periods: When you make a payment under an application, you select a guarantee period from among those that we offer when we receive your application and payment. During this guarantee period, the purchase payment earns interest at the interest rate that we have guaranteed for your contract. We credit interest daily. Credited interest earns interest at the applicable guaranteed interest rate we establish. (See “Description of Contracts — Guarantee Periods”)
Renewal guarantee periods: At the end of each guarantee period, a renewal guarantee period of one year will begin, unless you choose a different period. You must choose the length of a renewal guarantee period during the 30 days before the end of the previous guarantee period. Beginning on the first day of each renewal guarantee period, the renewal value will earn interest at the renewal interest rate that we have guaranteed for your contract and the interest credited will earn interest at that interest rate. (See “Renewal Guarantee Periods”)
Surrenders: With some restrictions, we permit partial or total surrenders. We may delay payment of any surrender for up to six months from the date we receive notice of surrender or the period permitted by state law, if less. A delay of payment will not be for more than seven days except under extraordinary circumstances. If we choose to exercise this right, then during this delay, we will pay annual interest of at least 3% of any amounts delayed for more than thirty days. (See “Surrenders”)
Surrender charge: If you surrender before the eighth contract anniversary, a surrender charge beginning at a maximum of 8% of the market adjusted value surrendered will be subtracted from your account. No surrender charge applies if you surrender on the last day of a guarantee period. We will waive the surrender charge in certain instances. A surrender charge also applies to payments under certain annuity payment plans (see “Description of Contracts — Surrender Charge” and “The Annuity Payment Period — Annuity Payment Plans”)
Market value adjustment: The market value adjustment is the increase or decrease in the value of any early surrender you make from your contract prior to the renewal date. A market value adjustment applies when the surrender occurs before the renewal date of an applicable guaranteed period. No market value adjustment applies to any surrender at the end of a guarantee period. The amount of the actual adjustment is determined by a formula that is based on the difference between the guaranteed interest rate on your annuity and a current interest rate determined by RiverSource Life. That current interest rate will be the rate that RiverSource Life pays on a new Guaranteed Term Annuity that has a guaranteed period equal to the time remaining on the term of your annuity. The formula also includes a 0.25% adjustment that will reduce the value of your early surrender regardless of the current interest rate then in effect. The amount you receive on early surrender could be less than your original purchase payment if interest rates increase. If interest rates decrease, the amount you receive on early surrender may be more than your original purchase payment and accrued interest. The market adjusted value also affects settlements under an annuity payment plan. (See “Market Value Adjustment”)
Premium taxes: We may deduct premium taxes that may be imposed on us by state or local governments from the accumulation value of your contract. State premium taxes vary up to 3.5% of your gross purchase payments. (See “Premium Taxes”)

RiverSource Guaranteed Term Annuity — Prospectus 3

Death benefit prior to settlement: The contract provides for a guaranteed death benefit. If the annuitant or owner dies before the annuitization date (referred to as Settlement Date in your contract), we will pay to the owner or beneficiary the death benefit in place of any other payment under the contract. The amount of the death benefit will equal the accumulation value. (No MVA will apply to the death benefit payment. See “Death Benefit Prior to Settlement”)
The annuity payment period: Beginning at a specified time in the future, we will pay the owner a lump sum payment or start to pay a series of payments. You may choose a payment plan from the annuity plans we offer. (See “The Annuity Payment Period”)
Limitations on use of contracts: If mandated by applicable law, including but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner’s access to contract values to satisfy other statutory obligations. Under these circumstances we may refuse to process transactions under the contract until instructions are received from the appropriate governmental authority or a court of competent jurisdiction.
Risk Factors
This section discusses risks associated with the contract.
Interest Rate Risk. Each guaranteed period pays an interest rate declared by us when you make an allocation to that account and is fixed for the guarantee period you choose. We will periodically change the declared interest rate for future allocations to these accounts at our discretion based, in part, on various factors related to future investment earnings. We cannot predict nor can we guarantee future rates.
Liquidity Risk. We will apply a Market Value Adjustment (“MVA”) if you make a full or partial surrender, or you elect an annuity payout plan before the renewal date. We refer to these transactions as early surrenders. Because an early surrender may result in a loss of principal due to the MVA, there is limited liquidity.
Market Value Adjustment Risk. We will apply an MVA to “early surrenders” as described above. The MVA may be negative, positive or result in no change depending on how the guaranteed interest rate on your guaranteed period compares to the new interest rate of a new guaranteed period for the same number of years remaining on your guaranteed period. You bear the risk of loss of principal due to a negative MVA.
Investment Risk. We guarantee the contract value allocated to the guaranteed period, including interest credited, if you do not make any early surrenders before the renewal date; otherwise, an early surrender may result in the loss of principal due to a negative MVA.
Financial Strength. All guarantees are subject to the creditworthiness and continued claims-paying ability of RiverSource Life. The assets held in our general account support the guarantees under your contract. You should be aware that our general account is exposed to many of the same risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of annuities and financial instruments and products as well, and these obligations are satisfied from the assets in our general account. Our general account is not segregated or insulated from the claims of our creditors.
Cybersecurity Risk. Increasingly, businesses are dependent on the continuity, security, and effective operation of various technology systems. The nature of our business depends on the continued effective operation of our systems and those of our business partners.
This dependence makes us susceptible to operational and information security risks from cyber-attacks. These risks may include the following:
•
the corruption or destruction of data;
•
theft, misuse or dissemination of data to the public, including your information we hold; and
•
denial of service attacks on our website or other forms of attacks on our systems and the software and hardware we use to run them.
These attacks and their consequences can negatively impact your contract, your privacy, your ability to conduct transactions on your contract, or your ability to receive timely service from us. There can be no assurance that we, the underlying funds in your contract, or our other business partners will avoid losses affecting your contract due to any successful cyber-attacks or information security breaches. There may be an increased risk of cyber-attacks during periods of geo-political or military conflict (such as Russia’s invasion of Ukraine and the resulting response by the United States and other countries).

4 RiverSource Guaranteed Term Annuity — Prospectus

Key Terms
These terms can help you understand details about your contract.
Accumulation value: The value of the purchase payment plus interest credited, adjusted for any surrenders and surrender charges.
Annuitant: The person on whose life monthly annuity payments depend.
Annuity: A contract purchased from an insurance company that offers tax-deferred growth of the purchase payment until earnings are withdrawn.
Beneficiary: The person you designate to receive benefits in case of the owner's or annuitant's death while the contract is in force.
Cash surrender value: The market adjusted value less any applicable surrender charge. On the last day of a guarantee period, the cash surrender value is the accumulation value.
Code: The Internal Revenue Code of 1986, as amended.
Contract: A deferred annuity contract, or a certificate showing your interest under a group annuity contract, that permits you to accumulate money for retirement or a similar long-term goal by making a purchase payment. A contract provides for a lifetime or other forms of payments beginning at a specified time in the future.
Contract anniversary: The same day and month as the contract date each year that the contract remains in force.
Contract date: The effective date of the contract as designated in the contract.
Current interest rate: The applicable interest rate contained in a schedule of rates established by us at our discretion from time to time for various guarantee periods.
Early surrender: A full or partial surrender or the election of an annuity payout plan before the renewal date. A MVA applies to early surrenders.
Initial guarantee period: The period during which the initial guarantee rate will be credited.
Initial guarantee rate: The rate of interest credited to the purchase payment during the initial guarantee period.
Market adjusted value: The accumulation value increased or decreased by the market adjusted value formula, on any date before the end of the guarantee period.
Market value adjustment: The market adjusted value minus the accumulation value.
Owner (you, your): The person or persons identified in the contract as owners(s) of the contract, who has or have the right to control the contract (to decide on investment allocations, transfers, payout options, etc.). For group contracts, the term owner is intended to be the employee participant/group contract certificate holder. Usually, but not always, the owner is also the annuitant. During the owner’s life, the owner is responsible for taxes, regardless of whether he or she receives the contract’s benefits. The owner or any joint owner may be a non-natural person (e.g. irrevocable trust or corporation) or a revocable trust. If any owner is a non-natural person or revocable trust, the annuitant will be deemed to be the owner for contract provisions that are based on the age or life of the owner. When the contract is owned by a revocable trust or irrevocable grantor trust, the annuitant selected should be the grantor of the trust to assure compliance with Section 72(s) of the Code. Any contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the contract by your spouse under the spousal continuation provision of the contract, redefines “owner”, “you” and “your”.
Purchase payment: Payment made to RiverSource Life for a contract.
Qualified annuity: A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:
•
Individual Retirement Annuities (IRAs) under Section 408(b) of the Code
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Roth IRAs under Section 408A of the Code
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Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code
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Plans under Section 401(k) of the Code
•
Custodial and investment only plans under Section 401(a) of the Code
•
Tax-Sheltered Annuities (TSAs) under Section 403(b) of the Code
A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax deferred.
All other contracts are considered nonqualified annuities.
Renewal date: The first day of a renewal guarantee period. It will always be on a contract anniversary.
Renewal guarantee period: A renewal guarantee period will begin at the end of each guarantee period.
Renewal guarantee rate: The rate of interest credited to the renewal value during the renewal guarantee period as set at our discretion.
Renewal value: The accumulation value at the end of the current guarantee period.
RiverSource Life: In this prospectus, “we,” “us” and “RiverSource Life” refer to RiverSource Life Insurance Company and “you” and “yours” refer to an owner who has been issued a contract.

RiverSource Guaranteed Term Annuity — Prospectus 5

Service Center: Our department that processes all transaction and service requests for the contracts. We consider all transaction and service requests received when they arrive in good order at the service center. Any transaction or service requests sent or directed to any location other than our service center may end up delayed or not processed. Our service center address and telephone number are listed on the first page of the prospectus.
Settlement: The application of contract value to provide annuity payments. If the settlement date is not the last day of a guarantee period, we apply the market adjusted value of the contract. On the last day of a guarantee period, we apply the accumulation value of the contract.
Settlement date: The date on which annuity payments are to begin.
Written request: A request in writing signed by you and delivered to us at our home office.

6 RiverSource Guaranteed Term Annuity — Prospectus

Description of Contracts
General
This prospectus describes interests in qualified and nonqualified group and individual market value annuity contracts offered by RiverSource Life to the general public.
As described in this prospectus, the contracts have an interest rate guaranteed by RiverSource Life that we credit to a purchase payment in the contract when the purchase payment stays in the contract to its renewal date. We credit (compound) interest daily to achieve a stated annual effective rate, based on a 365-day year. We do not pay interest on leap days (Feb. 29). Surrenders prior to the renewal date are subject to a market value adjustment, a surrender charge (if applicable), income taxes, and a 10% IRS tax penalty if withdrawn prior to age 59½.
Application and Purchase Payment
We no longer offer new contracts. However, you have the option to renew existing contracts. For individuals age 90 and younger, the maximum purchase payment is $1,000,000 without prior approval. This limit applies in total to all RiverSource Life annuities you own. Once we apply a purchase payment to a contract, we do not permit any additional purchase payment under the contract.
We will return an improperly completed application, along with the corresponding purchase payment, five business days after we receive it.
A payment is credited to a contract on the date we receive a properly completed application at our Service Center along with the purchase payment. Interest is earned the next day. RiverSource Life then issues a contract and confirms the purchase payment in writing.
Householding and delivery of certain documents
With your prior consent, RiverSource Life and its affiliates may use and combine information concerning accounts owned by members of the same household and provide a single paper or electronic copy of certain documents to that household. This householding of documents may include prospectuses, supplements, annual reports, semiannual reports and proxies. Your authorization remains in effect unless we are notified otherwise. If you wish to continue receiving multiple copies of these documents, you can opt out of householding by calling us at 1.866.273.7429. Multiple mailings will resume within 30 days after we receive your opt out request.
Right to Cancel
State or federal law may give you the right to cancel the contract within a specific period of time after receipt of the contract and receive a refund of the entire purchase payment. For revocation to be effective, mailing or delivery of notice of cancellation must be made in writing to our Service Center.
Guarantee Periods
You select the duration of the guarantee period from among those durations we offer when we receive your application and payment. The duration selected will determine the guaranteed interest rate and the purchase payment (less surrenders made and less applicable premium taxes, if any) will earn interest at this guaranteed interest rate during the entire guarantee period. Interest is credited to your annuity daily. All interest rates we quote are effective annual interest rates. This refers to the rate that results after interest has compounded daily for a full year. In other words, the interest you earn each day earns interest itself the next day, assuming you do not withdraw it. (At the end of a year, assuming you have made no withdrawals, your interest earnings will equal your guaranteed rate multiplied by your contract value at the beginning of the year.)
The example below shows how we will credit interest during the guarantee period. For the purpose of this example, we have made the assumptions as indicated.
Example of Guaranteed Rate of Accumulation
Beginning account value:	$50,000
Guaranteed period:	10 years
Guaranteed rate:	4% annual effective rate

Year	Interest credited to the account during year	Cumulative interest credited to the account	Accumulation value
1	$2,000.00	$2,000.00	$52,000.00
2	2,080.00	4,080.00	54,080.00
3	2,163.20	6,243.20	56,243.20

RiverSource Guaranteed Term Annuity — Prospectus 7

Year	Interest credited to the account during year	Cumulative interest credited to the account	Accumulation value
4	2,249.73	8,492.93	58,492.93
5	2,339.72	10,832.65	60,832.65
6	2,433.31	13,265.95	63,265.95
7	2,530.64	15,796.59	65,796.59
8	2,631.86	18,428.45	68,428.45
9	2,737.14	21,165.59	71,165.59
10	2,846.62	24,012.21	74,012.21
Guaranteed accumulation value at the end of 10 years is:
$50,000 + $24,012.21 = $74,012.21
Note: This example assumes no surrenders of any amount during the entire ten-year period. A market value adjustment applies and a surrender charge may apply to any early surrender (see “Surrenders”). The hypothetical interest rates are only illustrations. They do not predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.
Renewal guarantee periods: At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing about the renewal guarantee periods available before the renewal date. This written notification will not specify the interest rate for the renewal value. You may elect in writing, during the 30-day period before the end of the guarantee period, a renewal guarantee period of a different duration from among those we offer at that time. If you do not make an election, we will automatically apply the renewal value to a guarantee period of one year. In no event may renewal guarantee periods extend beyond the Settlement date then in effect for the contract. For example, if the annuitant is age 82 at the end of a guarantee period and the Settlement date for the annuitant is age 85, a three-year guarantee period is the maximum guarantee period that you may choose under the contract. The renewal value will then earn interest at a guaranteed interest rate that we have declared for this duration. We may declare new schedules of guaranteed interest rates as often as daily.
At the beginning of any renewal guarantee period, the renewal value will be the accumulation value at the end of the guarantee period just ending. We guarantee the renewal value with our general assets. This amount will earn interest for the renewal guarantee period at the then applicable guaranteed interest rate for the period selected. This rate may be higher or lower than the previous guaranteed interest rate.
At your written request, we will notify you of the renewal guarantee rates for the periods then available. You also may call us to ask about renewal guarantee rates.
Establishment of guaranteed interest rates: You will know the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment or you renew an accumulation value. We will send a confirmation that will show the amount and the applicable guaranteed interest rate. The minimum guaranteed interest rate for renewal values is 3% per year. The rate on renewal values will be equal to or greater than the rate credited on new comparable purchase payments at that time.
The interest rates that RiverSource Life will declare as guaranteed rates in the future are determined by us at our discretion. We will determine the rates based on various factors including, but not limited to the interest rate environment, returns earned on investments backing these annuities (see “Investments by RiverSource Life”), product design, competition, and RiverSource Life’s revenues and expenses. We cannot predict nor can we guarantee future guaranteed interest rates above the 3% rate.
Surrenders
General: Subject to certain tax law and retirement plan restrictions noted below, you may make total and partial surrenders under a contract at any time.
For all surrenders, we will reduce the accumulation value by the amount surrendered on the surrender date and that amount will be payable to the owner. We will also reduce the accumulation value by any applicable surrender charge. We will either reduce or increase the accumulation value by any market value adjustment applicable to an early surrender. RiverSource Life will, on request, inform you of the amount payable in a total or partial surrender.
Any total or partial surrender may be subject to income tax, including a 10% additional tax if you are under age 59½. Surrenders from certain tax qualified annuities also may be subject to 20% income tax withholding. (See “Taxes”.)
Tax-Sheltered Annuities: The contract is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA

8 RiverSource Guaranteed Term Annuity — Prospectus

to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder. You should consult with your employer to determine whether your 403(b) plan is subject to ERISA.
The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.
The Code imposes certain restrictions on your right to receive early distributions from a TSA:
•
Distributions attributable to salary reduction contributions (plus earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
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you are at least age 59½;
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you are disabled as defined in the Code;
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you severed employment with the employer who purchased the contract;
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the distribution is because of your death;
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the distribution is due to plan termination; or
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you are a military reservist.
If you encounter a financial hardship (as provided by the Code), you may be eligible to receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.
Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see “Taxes”).
The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.
Partial surrenders: Unless we agree otherwise, the minimum amount you may surrender is $250. You cannot make a partial surrender if it would reduce the accumulation value of your annuity to less than $2,000.
You may request the net check amount you wish to receive. We will determine how much accumulation value needs to be surrendered to yield the net check amount after any applicable market value adjustments and surrender charge deductions.
You may make a partial surrender request not exceeding $100,000 by telephone. We have the authority to honor any telephone partial surrender request believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as reasonable procedures are followed, neither RiverSource Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, we will take special measures to ensure that your call is answered as promptly as possible. We will not allow a telephone surrender request within 30 days of a phoned-in address change.
Fixed Payouts: Surrender charge under annuity payout plans allowing surrenders of the present value of remaining guaranteed payouts: If you elect an annuity payout plan and the plan we make available provides a liquidity feature permitting you to surrender any portion of the underlying value of remaining guaranteed payouts(such as Annuity Payment Plan E), a surrender charge may apply.
A surrender charge will be assessed against the present value of any remaining guaranteed payouts surrendered. The discount rate we use in determining present values varies based on: (1) the contract value originally applied to the fixed annuitization; (2) the remaining years of guaranteed payouts; (3) the annual effective interest rate and periodic payment amount for new immediate annuities of the same duration as the remaining years of guaranteed payouts; and (4) the interest spread (currently 1.50%). If we do not currently offer immediate annuities, we will use rates and values applicable to new annuitizations to determine the discount rate.
Once the discount rate is applied and we have determined the present value of the remaining guaranteed payouts you are surrendering, the present value determined will be multiplied by the surrender charge percentage in the table below and deducted from the present value to determine the net present value you will receive.
Number of Completed Years Since Annuitization	Surrender charge percentage
0	Not applicable*
1	5%
2	4
3	3
4	2

RiverSource Guaranteed Term Annuity — Prospectus 9

Number of Completed Years Since Annuitization	Surrender charge percentage
5	1
6 and thereafter	0
*We do not permit surrenders in the first year after annuitization.
We will provide a quoted present value (which includes the deduction of any surrender charge). You must then formally elect, in a form acceptable to us, to receive this value. The remaining guaranteed payouts following surrender will be reduced, possibly to zero.
Total surrenders: We will compute the value of your contract as of the business day we receive your request (if it's before close of business). Otherwise, on the next business day.
Payment on surrender: We may defer payment of any partial or total surrender for a period not exceeding six months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than seven days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment more than 30 days, we will notify you in writing.
NOTE: We will charge you a fee if you request express mail delivery or that payment be wired to your bank. For instructions, please contact your sales representative.
Any partial surrenders you take under your contract will reduce your accumulation value. As a result, the value of your death benefit will also be reduced. In addition, surrenders you are required to take to satisfy RMDs under the Code may reduce the value of your death benefit (see “Taxes — Qualified Annuities — Required minimum distributions”).
Surrender Charge
We may assess a surrender charge on any total or partial surrender taken prior to the eighth contract anniversary unless the surrender occurs on the last day of a guarantee period. We will base the amount of the surrender charge on the length of the guarantee period. The table below shows the maximum amount of the surrender charge.
Surrender charge percentage:
	Contract years as measured from the beginning of a guarantee period
Guarantee period	1	2	3	4	5	6	7	8
1 year	1%
2 years	2	1%
3 years	3	2	1%
4 years	4	3	2	1%
5 years	5	4	3	2	1%
6 years	6	5	4	3	2	1%
7 years	7	6	5	4	3	2	1%
8 years	8	7	6	5	4	3	2	1%
9 years	8	7	6	5	4	3	2	1
10 years	8	7	6	5	4	3	2	1
To determine the surrender charge on the initial guarantee period, in the “Guarantee period” column find the number of years for the guarantee period you have chosen. The row that period is in reflects the schedule of surrender charges during that period. For example, a 5-year guarantee period has a 5% surrender charge in the first contract year, a 4% charge in the second, a 3% charge in the third, a 2% charge in the fourth, and a 1% charge in the fifth.
For renewal guarantee periods, we will base the surrender charge on the lesser of:
•
the length of the new guarantee period; or
•
the number of years remaining until the eighth contract anniversary.

10 RiverSource Guaranteed Term Annuity — Prospectus

In our example, if a contract owner chose an initial guarantee period of five years and later a renewal guarantee period of four years, the surrender charge schedule for that renewal guarantee period would be three years long. That is because there are only three years remaining until the eighth contract anniversary (8 – 5 = 3), and three years is less than the four-year length of the new guarantee period. The surrender charge percentages would be:
Contract year	Surrender charge
1	5%
2	4
3	3
4	2
5	1*
6	3
7	2
8	1
9+	0
*
0% on last day of fifth contract year.
There will never be any surrender charges after the eighth contract anniversary.
Also, after the first contract anniversary, surrender charges will not apply to surrenders of amounts totaling up to 10% of the accumulation value as of the last contract anniversary.
Surrender charge calculation: If there is a surrender charge, we calculate it as:
(A – B) × P
where: A	=	market adjusted value surrendered
B	=	the lesser of A or 10% of accumulation value on last contract anniversary not already taken as a partial surrender this contract year. (Before the first contract anniversary, B does not apply.)
P	=	applicable surrender charge percentage
For an illustration of a partial surrender and applicable surrender charges, see Appendix A.
Waiver of surrender charge: We will assess no surrender charge:
•
on the last day of a guarantee period;
•
after the eighth contract anniversary;
•
after the first contract anniversary for surrenders of amounts totaling up to 10% of the contract accumulation value as of the last contract anniversary;
•
to the extent that they exceed the 10% of the contract value on the prior contract anniversary (available after the first anniversary), required minimum distributions from a qualified annuity. The amount on which surrender charges are waived can be no greater than the RMD amount calculated under your specific contract currently in force;
•
upon the death of the annuitant or owner; or
•
upon the application of the contract value to provide annuity payments under an annuity payment plan. However, if the contract value is applied to Annuity Payment Plan E and the present value of the remaining guaranteed payments is later surrendered, a surrender charge will be applied to the surrender of the present value of the remaining guaranteed payments as described above. (Please note that if the contract value is applied to an annuity payment plan on a renewal date, there will be no surrender charge or market value adjustment and the full accumulation value will be applied under the chosen annuity payment plan. Otherwise, the application of contract value to an annuity payment plan is an early surrender subject to a MVA and the market adjusted value will be applied under the chosen annuity payment plan.)
In some cases, such as when an employer makes this annuity available to employees, we may expect to incur lower sales and administrative expenses or perform fewer services due to the size of the group, the average contribution and the use of group enrollment procedures. Then we may be able to reduce or eliminate surrender charges. However, we expect this to occur infrequently.
Market Value Adjustment
We guarantee the accumulation value, including the interest credited, if the contract is held until the end of the guarantee period. However, we will apply a market value adjustment if an early surrender occurs prior to the end of the guarantee period. The market adjusted value also affects Settlements under all annuity payment plans occurring at any time other than the last day of a guarantee period.

RiverSource Guaranteed Term Annuity — Prospectus 11

The market adjusted value is your accumulation value (purchase payment plus interest credited minus surrenders and surrender charges) adjusted by a formula. The market adjusted value reflects the relationship between the guaranteed interest rate on your contract and the interest rate we are crediting on new or renewal Guaranteed Term Annuity contracts with guarantee periods that are the same as the time remaining in your guarantee period.
The market adjusted value is sensitive to changes in current interest rates. The difference between your accumulation value and market adjusted value on any day will depend on our current schedule of guaranteed interest rates on that day, the time remaining in your guarantee period and your guaranteed interest rate.
Upon early surrender your market adjusted value may be greater than your contract’s accumulation value, equal to it or less than it depending on how the guaranteed interest rate on your contract compares to the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract.
Before we look at the market adjusted value formula, it may help to look in a general way at how comparing your contract’s guaranteed rate and the rate for a new contract affects your market adjusted value.
Relationship between your contract’s guaranteed rate and new contract for the same number of years as the guaranteed period remaining on your contract:
If your annuity rate is:	Your market adjusted value will be:
less than the new annuity rate +.25%	less than your accumulation value
equal to the new annuity rate +.25%	equal to your accumulation value
greater than the new annuity rate +.25%	greater than your accumulation value
General Examples
Assume:
•
You purchase a contract and choose a guarantee period of 10 years.
•
We guarantee an interest rate of 4.5% annually for your 10-year guarantee period.
•
After three years you decide to surrender your contract. In other words, you decide to surrender your contract when you have seven years left in your guarantee period.
Remember that your market adjusted value depends partly on the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract. In this case, that is seven years.
Example 1: Remember that your contract is earning 4.5%. Assume that new contracts that we offer with a seven-year guarantee period are earning 5.0%. We add 0.25% to the 5.0% rate to get 5.25%. Your contract’s 4.5% rate is less than the 5.25% rate and, as reflected in the table above, your market adjusted value will be less than your accumulation value.
Example 2: Remember again that your contract is earning 4.5%, and assume that new contracts that we offer with a seven-year guarantee period are earning 4.0%. We add 0.25% to the 4.0% rate we are paying on new contracts, which equals 4.25%, and compare that number to the 4.5% you are earning on your contract. In this example, your contract’s 4.5% rate is greater than the 4.25% rate, and, as reflected in the table above, your market adjusted value will be greater than your accumulation value. To determine that adjustment precisely, you will have to use the formula described below.
As shown in the table headed “Surrender charge percentage,” when your guarantee period is 10 years and you have begun your fourth contract year from the beginning of the guarantee period, your surrender charge percentage is 5%. In either of our two examples, a 5% surrender charge would be deducted from the market adjusted value.
The precise market adjusted value formula is as follows:
Market Adjusted Value =	(Renewal Value)
(1 + iMvi) (N + t)

Renewal value	=	The accumulation value at the end of the current guarantee period
iMvi	=	The current interest rate offered for a new Guaranteed Term Annuity +.0025
N	=	The number of complete contract years to the end of the current guarantee period
t	=	The fraction of the contract year remaining to the end of the contract year (for example, if 180 days remain in a 365-day contract year, it would be .493)
The current interest rate we offer on the Guaranteed Term Annuity will change periodically at our discretion. It is the rate we are then paying on purchase payments and renewals paid under this class of contracts for guarantee period durations equaling the remaining guarantee period of the contract to which the formula is being applied. If the remaining guarantee period is a number of complete years, we will use the specific complete year guarantee rate. If the remaining guarantee period is less than one year, we will use the one year guarantee rate. If the remaining guarantee period is a

12 RiverSource Guaranteed Term Annuity — Prospectus

number of complete years plus fractional years, we will determine the rate by straight line interpolation between the two years’ rates. For example, if the remaining guarantee period duration is 8.5 years, and the current guaranteed interest rate for eight years is 4% and nine years is 5%, RiverSource Life will use a guaranteed interest rate of 4.5%.
Market value adjustment formula:
Market value adjustment = Market adjusted value less accumulation value
For an illustration showing an upward and downward adjustment, see Appendix B.
Premium Taxes
Certain state and local governments impose premium taxes on us (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was issued. Currently, we deduct any applicable premium tax when annuity payments begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments or when you make a full surrender from your contract.
Death Benefit Prior to Settlement
If you or the annuitant die before the Settlement date, the death benefit payable to the beneficiary will equal the accumulation value. We will determine the accumulation value as of the date our death claim requirements are fulfilled. We pay interest, if any, at a rate no less than required by law. If requested, we will mail payment to the named beneficiary within seven days after our death claim requirements are fulfilled. If there is no named beneficiary, then the default provisions of your contract will apply.
Nonqualified annuities
If your spouse is sole beneficiary and you die before the Settlement date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would otherwise have been paid. To do this your spouse must, within 60 days after our death claim requirements are fulfilled, give us written instructions to continue the contract as owner.
If your beneficiary is not your spouse, we will pay the beneficiary in a lump sum unless you give us other written instructions. Generally, we must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payments under any annuity payment plan available under this contract if:
•
the beneficiary elects in writing, and payouts begin no later than one year after your death, or other date permitted by the IRS; and
•
the payment period does not extend beyond the beneficiary’s life or life expectancy.
Qualified annuities
•
Spouse beneficiary: If you have not elected an annuity payment plan, and if your spouse is the sole beneficiary, your spouse may either elect to treat the contract as his or her own with the contract value equal to the death benefit that would otherwise have been paid or elect an annuity payment plan or another plan agreed to by us. If your spouse elects a payment plan, the payments must begin no later than the year in which you would have reached age 72. If you attained age 72 at the time of death, payments must begin no later than Dec. 31 of the year following the year of your death.
•
Non-spouse beneficiary: If you have not elected an annuity payout plan, and if death occurs on or after Jan. 1, 2020, the beneficiary is required to withdraw his or her entire inherited interest within 10 years of the date of death of the owner unless they qualify as an “eligible designated beneficiary.” Eligible designated beneficiaries may continue to take proceeds out over their life expectancy. Eligible designated beneficiaries include:
•
the surviving spouse;
•
a lawful child of the owner under the age of majority (remaining amount must be withdrawn within 10 years, once the child reaches the age of majority);
•
disabled within the meaning of Code section 72(m)(7);
•
chronically ill within the meaning of Code section 7702B(c)(2);
•
any other person who is not more than 10 years younger than the owner.
However, non-natural beneficiaries, such as estates and charities, are subject to a five-year rule to distribute the IRA.
If your beneficiary does not elect a five year payout or if your death occurs after attaining age 72, we will pay the beneficiary in a single sum unless the beneficiary elects to receive payouts under any payout plan available under this contract if:
•
the beneficiary elects in writing, and payouts begin, no later than one year following the year of your death; and
•
the payout period does not extend beyond the beneficiary’s life or life expectancy.

RiverSource Guaranteed Term Annuity — Prospectus 13

In the event of your beneficiary’s death, their beneficiary can elect to take a lump sum payment or annuitize the contract to deplete it within 10 years of your beneficiary’s death.
Annuity payment plan: If you elect an annuity payment plan, the payments to your beneficiary will continue pursuant to the annuity payment plan you elect.
Death benefit payment in a lump sum: We may pay all or part of the death benefit to your beneficiary in a lump sum under either a nonqualified or qualified annuity. We pay all proceeds by check (unless the beneficiary has chosen to have death benefit proceeds directly deposited into another Ameriprise Financial, Inc. account).
How we handle contracts under unclaimed property laws
Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of one to five years from either 1) the contract’s maturity date (the latest day on which income payments may begin under the contract) or 2) the date the death benefit is due and payable. If we determine that the death benefit has become payable, we will use our best efforts to locate all designated beneficiaries. If we are unable to locate a beneficiary, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or you last resided, as shown in our books and records, or to our state of domicile. Generally, this surrender of property to the state is commonly referred to as “escheatment”. To avoid escheatment, and ensure an effective process for your beneficiaries, it is important that your personal address and beneficiary designations are up to date, including complete names, date of birth, current addresses and phone numbers, and taxpayer identification numbers for each beneficiary. Updates to your beneficiary designations should be sent to our Service Center.
Escheatment may also be required by law if a known beneficiary fails to demand or present an instrument or document to claim the death benefit in a timely manner, creating a presumption of abandonment. If your beneficiary steps forward (with the proper documentation) to claim escheated annuity proceeds, the state is obligated to pay any such proceeds it is holding.
For nonqualified annuities, non-spousal death benefits are generally required to be distributed and taxed within five years from the date of death of the owner/annuitant or the unclaimed death benefits will be presumed abandoned and subject to escheatment.
The Annuity Payment Period
The Settlement Date
Annuity payouts are scheduled to begin on the Settlement date. This means that the contract will be annuitized (converted to a stream of monthly payments) and the first payment will be sent on the Settlement date. If your contract is annuitized, the contract goes into payout mode and only the annuity payout provisions continue. You will no longer have access to your contract value. In addition, the death benefit and any optional benefits you have elected will end. When we processed your application, we established the Settlement date as the maximum age (or contract anniversary, if applicable). We have established a new maximum age (or contract anniversary) as described below. You also can change the Settlement date, provided you send us written instructions at least 30 days before annuitization payments begin.
Generally, the Settlement date must be no later than the later of the annuitant’s 95th birthday or the tenth contract anniversary. If the annuitant was age 95 or older and past the tenth contract anniversary when the new maximum was established, the new Settlement date was set to a birthday later than age 95. You can also choose to delay the annuitization of your contract beyond age 95 indefinitely, to the extent allowed by applicable tax laws.
Six months prior to your Settlement date, we will contact you with your options, including the option to postpone your annuitization start date to a future date. If you do not make an election, annuity payouts, using the contract’s default option of Plan B-Life annuity with 10 years certain, will begin on the Settlement date, and monthly annuity payments will continue for as long as the annuitant lives. If the annuitant does not survive 10 years, payments will continue until 10 years of payments have been made.
Generally, if you own a qualified annuity (for example, an IRA) and tax laws require that you take distributions from your annuity prior to your Settlement date, your contract will not be automatically annuitized (subject to state requirements). However, if you choose, you can elect to request annuitization or take partial surrenders to meet your required minimum distributions.
Annuity Payment Plans
There are different ways to receive annuity payments. We call these plans. You may select one of these plans, or another payment arrangement to which we agree, by giving us written notice at least 30 days before the Settlement date.

14 RiverSource Guaranteed Term Annuity — Prospectus

You may ask us to apply the market adjusted value (less applicable premium taxes, if any) on the Settlement date under any of the annuity plans described below, but in the absence of an election, we will apply the market adjusted value on the Settlement date under Plan B to provide a life annuity with 120 monthly payments certain. Additionally, we currently allow you to use part of the amount available to purchase payouts, leaving any remaining contract value to accumulate on a tax-deferred basis. Special rules apply for partial annuitization of your annuity contract, see “Taxes — Nonqualified Annuities — Annuity Payments” and “Taxes — Qualified Annuities — Annuity Payments.”
If the amount to be applied to an annuity plan is not at least $2,000 or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value. If a lump sum payment is from a qualified annuity (except an IRA, Roth IRA or SEP), 20% income tax withholding may apply.
•
Plan A: This provides monthly annuity payments for the lifetime of the annuitant. We will not make payments after the annuitant dies.
•
Plan B: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or 15 years. You must select the period.
•
Plan C: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.
•
Plan D: We call this a joint and survivor life annuity. Monthly payments will be paid while both the annuitant and a joint annuitant are living. When either the annuitant or joint annuitant dies, we will continue to make monthly payments until the death of the surviving annuitant. We will not make payments after the death of the second annuitant.
•
Plan E: This provides monthly fixed dollar annuity payments for a period of years that you elect. The period of years may be no less than 10 nor more than 30. At any time after one year of payments, you can elect to have us determine the present value of any remaining payments and pay it to you in a lump sum. The discount rate we use in the calculation is based on the annual effective interest rate for then-current payment amounts for immediate annuities with the same purchase amount and remaining term length plus 1.5% (see “Description of Contracts — Surrender Charge — Surrender charge under Annuity Payment Plan E”). A 10% IRS penalty tax could apply to the taxable portion if you make a surrender (see “Taxes”). This feature is not available in all states. Please contact your sales representative for availability.
For Plan A, if the annuitant dies before the initial payment, no payments will be made. For Plan B, if the annuitant dies before the initial payment, the payments will continue for the guaranteed payout period. For Plan C, if the annuitant dies before the initial payment, the payments will continue for the installment refund period. For Plan D, if both annuitants die before the initial payment, no payments will be made; however, if one annuitant dies before the initial payment, the payments will continue until the death of the surviving annuitant.
Other annuity payment plan options may be available.
The contract provides for annuity payment plans on a fixed basis only. The amount of the annuity payment will depend on:
•
the market adjusted value (less any applicable premium tax not previously deducted) on the Settlement date;
•
the annuity table we are then using for annuity Settlements (never less than the table guaranteed in the contract);
•
the annuitant’s age; and
•
the annuity payment plan selected.
The tables for Plans A, B, C and D are based on the “1983 Individual Annuitant Mortality Table A” and an assumed rate of 4% per year. The table for Plan E is based on an interest rate of 4%. RiverSource Life may, at our discretion, if mortality appears more favorable and interest rates justify, apply other tables that will result in higher monthly payments.
In addition to the annuity payout plans described above, we may offer additional payout plans. These plans may include cash refund features providing a guarantee of receiving at least a return of the Settlement amount (less any annuity payments made and premium tax paid) in the event of the annuitant’s death, and liquidity features allowing access under certain circumstances to a surrender of the underlying value of remaining payouts. Terms and conditions of annuity payout plans will be disclosed at the time of election, including any associated fees or charges. It is important to remember that the election and use of liquidity features may either reduce the amount of future payouts you would otherwise receive or result in payouts ceasing.
Utilizing a liquidity feature to surrender the underlying value of remaining payouts may result in the assessment of a surrender charge.

RiverSource Guaranteed Term Annuity — Prospectus 15

Annuity payment plan requirements for qualified annuities: If you elect an annuity payment plan from your qualified annuity, it must comply with certain IRS regulations governing RMDs. In general, your annuity payment plan will meet these regulations if it meets the incidental distribution benefit requirements, if any, and the payments are made:
•
in equal or substantially equal payments over a period not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary; or
•
over a period certain not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary.
Amendment, Distribution and Assignment of Contracts
Amendment of Contracts
We reserve the right to amend the contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.
Distribution of Contracts
RiverSource Distributors, Inc. (“RiverSource Distributors”), our affiliate, serves as the principal underwriter and general distributor of the contract. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.
RiverSource Distributors is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered.
Sales of the Contract
New contracts are not currently being offered.
•
Only securities broker-dealers (“selling firms”) registered with the SEC and members of the FINRA may sell the contract.
•
The contracts are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the contracts to the public. RiverSource Distributors pays the selling firm (or an affiliated insurance agency) for contracts its investment professional sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when contracts are returned under the free look period.
Payments We May Make to Selling Firms
•
We may use compensation plans which vary by selling firm. For example, some of these plans pay selling firms a commission of up to 6.00% each time a purchase payment is made. We may also pay ongoing trail commissions of up to 1.25% of the contract value. We do not pay or withhold payment of trail commissions based on which investment options you select.
•
We may pay selling firms an additional sales commission of up to 1.00% of purchase payments for a period of time we select. For example, we may offer to pay an additional sales commission to get selling firms to market a new or enhanced contract or to increase sales during the period.
•
In addition to commissions, we may, in order to promote sales of the contracts, and as permitted by applicable laws and regulation, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:
•
sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for investment professionals, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;
•
marketing support related to sales of the contract including for example, the creation of marketing materials, advertising and newsletters;
•
providing service to contract owners; and
•
funding other events sponsored by a selling firm that may encourage the selling firm’s sales representatives to sell the contract.
These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the contract, and/or may be a fixed dollar amount. As noted below this additional compensation may cause the selling firm and its sales representatives to favor the contracts.

16 RiverSource Guaranteed Term Annuity — Prospectus

Sources of Payments to Selling Firms
When we pay the commissions and other compensation described above from our assets. Our assets may include:
•
revenues we receive from fees and expenses that you will pay when buying, owning and making a surrender from the contract (see “Expense Summary”);
•
compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see “The Variable Account and the Funds — The Funds”);
•
compensation we or an affiliate receive from a fund’s investment adviser, subadviser, distributor or an affiliate of any of these (see “The Variable Account and the Funds — The Funds”); and
•
revenues we receive from other contracts we sell that are not securities and other businesses we conduct.
You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the contract. However, you may pay part or all of the commissions and other compensation described above indirectly through fees and expenses we collect from contract owners, including surrender charges.
Potential Conflicts of Interest
Compensation payment arrangements made with selling firms can potentially:
•
give selling firms a heightened financial incentive to sell the contract offered in this prospectus over another investment with lower compensation to the selling firm.
•
cause selling firms to encourage their sales representatives to sell you the contract offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.
•
cause selling firms to grant us access to its sales representatives to promote sales of the contract offered in this prospectus, while denying that access to other firms offering similar contracts or other alternative investments which may pay lower compensation to the selling firm.
Payments to Investment Professionals
•
The selling firm pays its sales representatives. The selling firm decides the compensation and benefits it will pay its sales representatives.
•
To inform yourself of any potential conflicts of interest, ask the sales representative before you buy, how the selling firm and its sales representatives are being compensated and the amount of the compensation that each will receive if you buy the contract.
Service Providers
Our Service Center performs certain administrative services on the contracts and policies we issue. The address and telephone number of our Service Center are listed on the first page of the prospectus. We also have entered into agreements with certain entities to provide the identified services in connection with the contracts and policies we issue. The entities engaged by RiverSource Life may change over time. Entities that provided services to RiverSource Life in 2024 are listed in the table below.
Name of Service Provider	Services Provided	Address
Ameriprise Financial, Inc.	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	901 Third Avenue South, Minneapolis, MN 55402 USA
Ameriprise India Private LLP	Administrative support related to new business and servicing of existing contracts and policies	Plot No. 14, Sector 18 Udyog Vihar Gurugram, Haryana – 122 015 India
Foundever Asia, Inc. (“Foundever Asia”) (previously known as Sykes Enterprises Incorporated)	Administrative support related to new business and servicing of existing contracts and policies	10th Floor, Glorietta BPO 1 Office Tower Makati City 1224 Metro Manila Philippines
Assignment of Contracts
You may change ownership of your annuity at any time by completing a change of ownership form we approve and sending it to our Service Center. No change of ownership will be binding on us until we receive and record it. If you have a qualified annuity, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or

RiverSource Guaranteed Term Annuity — Prospectus 17

as security for the performance of an obligation or for any other purpose except as required or permitted by the Code; provided, however, that if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.
Taxes
Under current law, your contract has a tax-deferral feature. Generally, this means you do not pay income tax until there is a taxable distribution (or deemed distribution) from the contract. We will send a tax information reporting form for any year in which we made a taxable or reportable distribution according to our records.
Nonqualified Annuities
Generally, only the increase in the value of a non-qualified annuity contract over the investment in the contract is taxable. Certain exceptions apply. Federal tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.
Annuity payments: Generally, unlike surrenders described below, the income taxation of annuity payouts are subject to exclusion ratios (for fixed annuity payouts) or annual excludable amounts (for variable annuity payouts). In other words, a portion of each payment will be ordinary income and subject to tax, and a portion of each payment will be considered a return of part of your investment in the contract and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax. Under Annuity Payment Plan A: Life annuity — no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year. Under all other annuity payment plans, where the annuity payments end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payments end. (See “The Annuity Payment Period — Annuity Payment Plans.”)
Federal tax law permits taxpayers to annuitize a portion of their nonqualified annuity while leaving the remaining balance to continue to grow tax-deferred. Under the partial annuitization rules, the portion annuitized must be received as an annuity for a period of 10 years or more, or for the lives of one or more individuals. If this requirement is met, the annuitized portion and the tax-deferred balance will generally be treated as two separate contracts for income tax purposes only. If a contract is partially annuitized, the investment in the contract is allocated between the deferred and the annuitized portions on a pro rata basis.
Surrenders: Generally, if you surrender all or part of your nonqualified annuity before your annuity payments begin, your surrender will be taxed to the extent that the contract value immediately before the surrender exceeds the investment in the contract. Application of surrender charges may alter the manner in which we tax report the surrender. Different rules may apply if you exchange another contract into this contract.
You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59½ unless certain exceptions apply.
Withholding: If you receive taxable income as a result of an annuity payment or surrender, we may deduct federal, and in some cases state, withholding against the payment. Any withholding represents a prepayment of your income tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number and you have a valid U.S. address, you may be able to elect not to have federal income tax withholding occur.
If the payment is part of an annuity payment plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.
Federal and state tax withholding rules are subject to change. Annuity payouts and surrenders are subject to the tax withholding rules in effect at the time that they are made, which may differ from the rules described above.
Death benefits to beneficiaries: The death benefit under a nonqualified contract is not exempt from estate (federal or state) taxes. In addition, for income tax purposes, any amount your beneficiary receives that exceeds the remaining investment in the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. (See also “Death Benefit Prior to Settlement”).

18 RiverSource Guaranteed Term Annuity — Prospectus

Net Investment Income Tax (also known as Medicare contribution tax): Effective for taxable years beginning on or after January 1, 2013, certain high-income individuals (as well as estates and trusts) are subject to a new 3.8% net investment income tax (as an addition to income taxes). For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds $200,000 ($250,000 for married filing jointly and surviving spouses; $125,000 for married filing separately) or (2) the taxpayer’s “net investment income.” Net investment income includes taxable income from nonqualified annuities. Annuity holders are advised to consult their tax advisor regarding the possible implications of this additional tax.
Annuities owned by corporations, partnerships or irrevocable trusts: For nonqualified annuities, any annual increase in the value of annuities held by such entities (nonnatural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person(s) only, the income may generally remain tax-deferred until surrendered or paid out.
Penalties: If you receive amounts from your nonqualified annuity before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:
•
because of your death or in the event of nonnatural ownership, the death of the annuitant;
•
because you become disabled (as defined in the Code);
•
if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•
if it is allocable to an investment before Aug. 14, 1982; or
•
if annuity payments are made under immediate annuities as defined by the Code.
Transfer of ownership: Generally, if you transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be taxed as a surrender for federal income tax purposes. If the transfer is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner’s investment in the contract will be equal to the investment in the contract at the time of the transfer plus any earnings included in the original owner’s taxable income as a result of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Similar rules apply if you transfer ownership for full consideration. Please consult your tax advisor for further details.
1035 Exchanges: Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts annuity contracts and qualified long-term care insurance contracts. while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the investment in the contract from the old policy or contract to the new policy or contract. In a 1035 exchange one policy or contract is exchanged for another policy or contract. The following can qualify as nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. Additionally, other tax rules apply. However, if the life insurance policy has an outstanding loan, there may be tax consequences. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old contract.
For a partial exchange of an annuity contract for another annuity contract, the 1035 exchange is generally tax-free. The investment in the original contract and the earnings on the contract will be allocated proportionately between the original and new contracts. However, per IRS Revenue Procedure 2011-38, if surrenders are taken from either contract within the 180-day period following an exchange, the IRS will apply general tax principles to determine the appropriate tax treatment of the exchange and subsequent surrender. As a result, there may be unexpected tax consequences. You should consult your tax advisor before taking any surrender from either contract during the 180-day period following a partial exchange. Different IRS limitations on surrenders apply to partial exchanges completed prior to October 24, 2011.
Assignment: If you assign or pledge your contract as collateral for a loan, earnings on purchase payments you made after Aug. 13, 1982 will be taxed as a deemed distribution and you may have to pay a 10% IRS penalty on the taxable portion.

RiverSource Guaranteed Term Annuity — Prospectus 19

Qualified Annuities
Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan’s Summary Plan Description, your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to your situation.
When you use your contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the contract will not provide any necessary or additional tax deferral. If your contract is used to fund an employer sponsored plan, your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.
Annuity payments: Under a qualified annuity, except a Roth IRA, Roth 401(k) or Roth 403(b), the entire payment generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such payout to be directly rolled over to another eligible retirement plan such as an IRA. We may permit partial annuitizations of qualified annuity contracts. If we accept partial annuitizations, please remember that your contract will still need to comply with other requirements such as required minimum distributions and the payment of taxes. Prior to considering a partial annuitization on a qualified contract, you should discuss your decision and any implications with your tax adviser. Because we cannot accurately track certain after tax funding sources, we will generally report any payments on partial annuitizations as ordinary income except in the case of a qualified distribution from a Roth IRA.
Annuity payments from Roth IRAs: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period.
Surrenders: Under a qualified annuity, except a Roth IRA, Roth 401(k) or Roth 403(b), the entire surrender will generally be includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such surrender to be directly rolled over to another eligible retirement plan such as an IRA.
Surrenders from Roth IRAs: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period or another qualifying event such as death or disability.
Required Minimum Distributions: Retirement plans (except for Roth IRAs) are subject to required surrenders called required minimum distributions (“RMDs”) beginning at age 72. RMDs are based on the fair market value of your contract at year-end divided by the life expectancy factor. Certain death benefits may be considered in determining the fair market value of your contract for RMD purposes. This may cause your RMD to be higher. Inherited IRAs (including inherited Roth IRAs) are subject to special RMD rules. You should consult your tax advisor prior to making a purchase for an explanation of the potential tax implications to you.
Withholding for IRAs, Roth IRAs, SEPs and SIMPLE IRAs: If you receive taxable income as a result of an annuity payment or a surrender, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.
If the payment is part of an annuity payment plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.
Withholding for all other qualified annuities: If you receive directly all or part of the contract value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payment is made from the plan. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. This mandatory withholding will not be imposed if instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;

20 RiverSource Guaranteed Term Annuity — Prospectus

In the below situations, the distribution is subject to an optional 10% withholding. We will withhold 10% of the distribution amount unless you elect otherwise.
•
the payment is one in a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more;
•
the payment is a RMD as defined under the Code;
•
the payment is made on account of an eligible hardship; or
•
the payment is a corrective distribution.
Payments made to a surviving spouse instead of being directly rolled over to an IRA are subject to mandatory 20% income tax withholding.
State withholding also may be imposed on taxable distributions.
Penalties: If you receive amounts from your qualified contract before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty generally will not apply to any amount received:
•
because of your death;
•
because you become disabled (as defined in the Code);
•
if the distribution is part of a series of substantially equal periodic payments made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•
if the distribution is made following severance from employment during or after the calendar year in which you attain age 55 (Qualified annuities funding 401(a) plans and 403(b) plans only);
•
to pay certain medical or education expenses (IRAs only); or
•
if the distribution is made from an inherited IRA.
Death benefits to beneficiaries: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If you made non-deductible contributions to a traditional IRA, the portion of any distribution from the contract that represents after-tax contributions is not taxable as ordinary income to your beneficiary. You are responsible for keeping all records tracking your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met.
Change of retirement plan type: IRS regulations allow for rollovers of certain retirement plan distributions. In some circumstances, you may be able to have an intra-contract rollover, keeping the same features and conditions. If the annuity contract you have does not support an intra-contract rollover, you are able to request an IRS approved rollover to another annuity contract or other investment product that you choose. If you choose another annuity contract or investment product, you will be subject to new rules, including a new surrender charge schedule for an annuity contract, or other product rules as applicable.
Assignment: You may not assign or pledge your qualified contract as collateral for a loan.
Other
Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.
RiverSource Life’s tax status: We are taxed as a life insurance company under the Code.
Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.
Spousal status: When it comes to your marital status and the identification and naming of any spouse as a beneficiary or party to your contract, we will rely on the representations you make to us. Based on this reliance, we will issue and administer your contract in accordance with these representations. If you represent that you are married and your representation is incorrect or your marriage is deemed invalid for federal or state law purposes, then the benefits and rights under your contract may be different.
If you have any questions as to the status of your relationship as a marriage, then you should consult an appropriate tax or legal advisor.

RiverSource Guaranteed Term Annuity — Prospectus 21

The Company
Business
We issue the contracts. We are a stock life insurance company organized in 1957 under the laws of the state of Minnesota and are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.
We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.
Investments by Riversource Life
RiverSource Life must invest its assets in its general account in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, asset-backed securities, preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the contracts, and other general account products, will be funded by the general account.
We intend to construct and manage the investment portfolio relating to these market value annuity contracts in such a way as to minimize the impact of fluctuations by interest rates. We seek to achieve this by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is similar to the price duration of the corresponding portfolio of liabilities. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guaranteed interest periods. These instruments include, but are not necessarily limited to, the following:
•
Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
•
Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by the nationally recognized rating agencies or are rated in the two highest grades by the National Association of Insurance Commissioners;
•
Debt instruments that are unrated, but which are deemed by RiverSource Life to have an investment quality within the four highest grades;
•
Other debt instruments, which are rated below investment grade, limited to 15% of assets at the time of purchase; and
•
Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.
In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.
While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.
Legal Proceedings
RiverSource Life is involved in the normal course of business in legal proceedings which include regulatory inquiries, arbitration and litigation, including class actions, concerning matters arising in connection with the conduct of its activities. These include proceedings specific to the Company as well as proceedings generally applicable to business practices in the industries in which it operates. The Company can also be subject to legal proceedings arising out of its general business activities, such as its investments, contracts, and employment relationships. Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.
As with other insurance companies, the level of regulatory activity and inquiry concerning the Company’s businesses remains elevated. From time to time, the Company and its affiliates, including AFS and RiverSource Distributors, Inc. receive requests for information from, and/or are subject to examination or claims by various state, federal and other domestic authorities. The Company and its affiliates typically have numerous pending matters, which includes information requests, exams or inquiries regarding their business activities and practices and other subjects, including from time to time: sales and distribution of various products, including the Company’s life insurance and variable annuity products; supervision of associated persons, including AFS financial advisors and RiverSource Distributors

22 RiverSource Guaranteed Term Annuity — Prospectus

Inc.’s wholesalers; administration of insurance and annuity claims; security of client information; and transaction monitoring systems and controls. The Company and its affiliates have cooperated and will continue to cooperate with the applicable regulators.
These legal proceedings are subject to uncertainties and, as such, it is inherently difficult to determine whether any loss is probable or even reasonably possible, or to reasonably estimate the amount of any loss. The Company cannot predict with certainty if, how or when any such proceedings will be initiated or resolved. Matters frequently need to be more developed before a loss or range of loss can be reasonably estimated for any proceeding. An adverse outcome in one or more proceedings could eventually result in adverse judgments, settlements, fines, penalties or other sanctions, in addition to further claims, examinations or adverse publicity that could have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.
Experts
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Additional Information
Incorporation of Certain Documents by Reference
The SEC allows Us to “incorporate by reference” the information We have filed with the SEC. This means that We can disclose important information to You without actually including the specific information in this prospectus by referring You to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that We later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference RiverSource Life Insurance Company’s annual report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on Feb. 20, 2025, File No.033-28976 in accordance with the Securities Exchange Act of 1934, as amended and any filings We make with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the effective date of this registration statement, until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. The annual report contains additional information about RiverSource Life Insurance Company, including audited financial statements for the latest fiscal year.
RiverSource Life will furnish You without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of Your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of this prospectus.
Available Information
This prospectus is part of a registration statement we file with the SEC. Additional information on RiverSource Life and on this offering is available in the registration statement and other materials we file. You can obtain copies of these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This prospectus, other information about the contract and other information incorporated by reference are available on the EDGAR Database on the SEC’s Internet site at (http://www.sec.gov).
Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of RiverSource Life pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RiverSource Guaranteed Term Annuity — Prospectus 23

Appendix A — Partial Surrender Illustration
Involving a surrender charge and a market value adjustment
Annuity assumptions
Single payment	$10,000
Guarantee period	10 years
Guarantee rate(ig)	4% effective annual yield

Contract year	Surrender charge%	End of contract year accumulation values if no surrenders
1	8%	$10,400.00
2	7	10,816.00
3	6	11,248.64
4	5	11,698.59
5	4	12,166.53
6	3	12,653.19
7	2	13,159.32
8	1	13,685.69
9	0	14,233.12
10	0	14,802.44
Partial surrender assumptions
On the first day of your fourth contract year you request a partial surrender of:
Example I — $2,000 of your accumulation value
Example II — A $2,000 net surrender check
You may surrender 10% of $11,248.64 (end of third contract year accumulation value) without surrender charge but subject to a market value adjustment — this is $1,124.86
The excess market adjusted value surrendered is subject to both a 5% (fourth contract year) surrender charge and a market value adjustment.
The current rate applicable for new sales and renewals = 3%
The current rate applicable for new sales and renewals +.0025(iMvi) = 3.25%
The number of full years left in your guarantee period (N) = 7
The number of fractional years left in your guarantee period (t) = 0
Example I — $2,000 of accumulation value surrendered
What will be your market value adjustment amount?
The market adjusted value of your $2,000 partial surrender will be:
Renewal value of accumulation value surrendered
=	(1 + iMvi) (N + t)
$2,000 (1 + ig)[7]
(1 + iMvi)[7]
=	$2,000 (1.04)[7]
(1.0325)[7]
=	$2,103.94
The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered
$2,103.94 – $2,000 = $103.94
(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)

24 RiverSource Guaranteed Term Annuity — Prospectus

What will be your surrender charge amount?
The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:
($2,103.94 – $1,124.86) × .05 = $48.95
What net amount will you receive?
Your contract’s accumulation value will decrease by $2,000 and we will send you a check for:
Accumulation value surrendered	$2,000.00
Market value adjustment	103.94
Less surrender charge	(48.95)
Net surrender amount	$2,054.99
Example II — $2,000 net surrender check requested
What will be the accumulation value surrendered?
Tell us if you want a specific net surrender check amount. We will work backwards using an involved formula to determine how much accumulation value must be surrendered to result in a net check to you for a specific amount. For a $2,000 net check to you, the formula results in $1,944.98 of accumulation value to be surrendered.
What will be your market value adjustment amount?
The market adjusted value is:
Renewal value of accumulation value surrendered
(1 + iMvi) (N + t)
=	$1,944.98 (1 + ig)[7]
(1 + iMvi)7
=	$1,944.98 (1.04)[7]
(1.0325)[7]
=	$2,046.06
The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered
$2,046.06 – $1,944.98 = $101.08
(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)
What will be your surrender charge amount?
The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:
($2,046.06 – $1,124.86) × .05 = $46.06
What net amount will you receive?
Your contract’s accumulation value will decrease by $1,944.98 and we will send you a check for:
Accumulation value surrendered	$1,944.98
Market value adjustment	101.08
Less surrender charge	(46.06)
Net surrender amount	$2,000.00

RiverSource Guaranteed Term Annuity — Prospectus 25

Appendix B — Market Value Adjustment Illustration
Annuity assumptions
Single payment	$50,000
Guarantee period	10 years
Guarantee rate	4% effective annual yield
Market value adjustment assumptions: These examples show how the market value adjustment may affect your contract values. The early surrenders in these examples occur one year after the contract date. There are no previous surrenders.
The accumulation value at the end of one year is $52,000. If there aren’t any surrenders, the renewal value at the end of the 10-year guarantee period will be $74,012.21.
We base the market value adjustment on the rate we are crediting (at the time of your early surrender) on new contracts with the same length guarantee period as the time remaining in your guarantee period. After one year, you have nine years left of your 10-year guarantee period.
Example I shows a downward market value adjustment. Example II shows an upward market value adjustment. These examples do not show the surrender charge (if any) that would be calculated separately after the market value adjustment. Surrender charge calculations are shown in Appendix A.
Market adjusted value formula:
Market adjusted value =	(Renewal value)
(1 + iMvi)(N + t)

Renewal value	=	The accumulation value at the end of the current guarantee period
s	=	The current interest rate offered for new contract sales and renewals for the number of years remaining in the guarantee period +.0025
N	=	The number of complete contract years to the end of the current guarantee period
t	=	The fraction of the contract year remaining to the end of the contract year
Example I — Downward market value adjustment
A early surrender results in a downward market value adjustment when interest rates have increased. Assume after one year, we are now crediting 4.5% for a new contract with a nine-year guarantee period. If you fully surrender, the market adjusted value would be:
Renewal value
(1 + iMvi)(N + t)
=	$74,012.21
(1 + .0475)[9]
=	$48,743.54
The market value adjust3ment is a $3,256.46 reduction of the accumulation value:
($3,256.46) = $48,743.54 – $52,000
If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:
$24,371.77 =	$37,006.11
(1 + ..0475)[9]

26 RiverSource Guaranteed Term Annuity — Prospectus

Example II — Upward market value adjustment
A early surrender results in an upward market value adjustment when interest rates have decreased more than .25%. Assume after one year, we are now crediting 3.5% for a new contract with a nine-year guarantee period. If you fully surrender, the market adjusted value would be:
Renewal value
(1 + iMvi)(N + t)
=	$74,012.21
(1 + .0375)[9]
=	$53,138.64
The market value adjustment is a $1,138.64 increase of the accumulation value:
$1,138.64 = $53,138.64 – $52,000
If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:
$26,569.32 =	$37,006.11
(1 + ..0375)[9]

RiverSource Guaranteed Term Annuity — Prospectus 27

RiverSource Life Insurance Company
©2008-2022 RiverSource Life Insurance Company. All rights reserved.
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919
PRO9065_12_(05/25)
RiverSource Distributors, Inc. (Distributor), Member FINRA.
Issued by RiverSource Life Insurance Company, Minneapolis, Minnesota. Affiliated with Ameriprise Financial Services, LLC.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution The following is an itemized list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being offered:
Registration Fee:	$ 0
Printing and Filing Expenses:	$ 3,000*
Legal Fees and Expenses:	N/A
Audit Fees:	$7,500*
Accounting Fees and Expenses:	N/A
*Estimated expense.
Item 15. Indemnification of Directors and Officers
The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an “Enterprise”), and including appeals therein (any such action or process being hereinafter referred to as a “Proceeding”), by reason of the fact that such person, such person’s testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.
No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.
The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.
Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
Item 16. Exhibits
Exhibit No.	Description

1.
Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance Between
RiverSource Distributors, Inc. and RiverSource Life Insurance Company, filed as Exhibit 3.1 to the Initial Registration Statement on
Form N-4 for RiverSource Variable Annuity Account, File No. 333-139760 on January 3, 2007, is incorporated by reference.

2.1
Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March  16, 2006, filed as
Exhibit 2.1 to Post-Effective Amendment No.  8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company,
File No.  333-114888, on April 27, 2007, is incorporated by reference.

2.2
Articles of Merger of IDS Life Insurance Company and American Partners Life Insurance Company dated March  17, 2006, filed as
Exhibit 2.2 to Post-Effective Amendment No.  8 to the Registration Statement on Form S-1 for RiverSource Life Insurance Company,
File No.  333-114888, on April 27, 2007, is incorporated by reference.

3.1
Copy of Certificate of Incorporation of IDS Life Insurance Company filed as Exhibit 3.1 to Post-Effective Amendment No.  5 to the
Registration Statement on Form S-1 for IDS Life Insurance Company, File No. 33-28976, on April  6, 1994, is incorporated herein by reference.(See Exhibit 3.1 to Form S-1 Registration Statement filed with the SEC on 4/31/1994.)

3.2
Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June  22, 2006, filed as
Exhibit 27(f)(1) to Post-Effective Amendment No.  28 to the Registration Statement on Form N-6 for RiverSource Variable Life Separate
Account, File No. 333-69777, on January  3, 2007, is incorporated by reference.

3.3
Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed as Exhibit 27(f)(2) to Post-Effective
Amendment No. 28 to the Registration Statement on Form N-6 for RiverSource Variable Life Separate Account, File No.  333-69777, on
January 3, 2007, is incorporated by reference.

4.
Form of Group Deferred Variable Annuity Contract, Form 34660, filed as Exhibit 4.1 to Post-Effective Amendment No. 2 to the
Registration Statement on Form S-1 for RiverSource Life Insurance Company , File No. 33-48701 on April 6, 1994, is incorporated by reference.(See Exhibit 4.1 to Form S-1 Registration Statement filed with the SEC on 4/6/1994.)

5.*	Opinion of Counsel regarding legality of Contracts.
23.	Consent of Independent Registered Public Accounting Firm will be filed by amendment.
24. *	Power of Attorney to sign this Registration Statement, dated Sept.25, 2024.
Ex- 107*	Filing Fees Table
*Filed electronically
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof;
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to

Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, RiverSource Life Insurance Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota on the 14th day of April, 2025.
RiverSource Life Insurance Company
(Registrant)
By	/s/ Gumer C. Alvero
Gumer C. Alvero Chairman of the Board and President
As required by the Securities Act of 1933, Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on April 14, 2025.
Signature	Title
/s/ Gumer C. Alvero	Chairman of the Board and President (Chief Executive Officer)
Gumer C. Alvero
/s/ Michael J. Pelzel	Senior Vice President – Corporate Tax
Michael J. Pelzel
/s/ Kevin L. Kehn	Director, Senior Vice President and Chief Actuary
Kevin L. Kehn
/s/ Shweta Jhanji	Senior Vice President and Treasurer
Shweta Jhanji
/s/ Brian E. Hartert	Director and Chief Financial Officer (Chief Financial Officer)
Brian E. Hartert
/s/ Gene R. Tannuzzo	Director
Gene R. Tannuzzo
/s/ Gregg L. Ewing	Vice President and Controller (Principal Accounting Officer)
Gregg L. Ewing
/s/ Stephen R. Wolfrath	Director, Senior Vice President – Insurance and Annuities Product Development and Management
Stephen R. Wolfrath
/s/ Kara D. Sherman	Director, Senior Vice President, National Sales Manager – Insurance
Kara D. Sherman
Power of Attorney to sign Amendment to this Registration Statement, dated Sept. 25, 2024, filed electronically herewith, by:
/s/ Nicole D. Wood
Nicole D. Wood Assistant General Counsel and Assistant Secretary

Exhibit Index
5	Opinion of Counsel
24.	Power of Attorney dated Sept. 25, 2024
Ex-107	Filing Fees table